Exhibit 99.1

GM Announces Stephen Girsky to Retire from

Board of Directors

DETROIT – General Motors Co. Chairman and CEO Mary Barra announced today that Stephen Girsky has elected to retire from GM’s Board of Directors and will not stand for reelection at the company’s Annual Meeting of Shareholders in June 2016. Girsky joined the board in July 2009.

“On behalf of the board, we wish Steve well and want to thank him for his many significant contributions to GM over the past seven years,” said Barra. “Steve brought to the company expertise and skills in a variety of important areas at a critical time in GM’s history. He has helped guide GM as we continue on our path to deliver long-term growth and sustained shareholder value that will benefit our owners for years to come.”

In addition to serving on GM’s board, Girsky was GM Vice Chairman from March 2010 through January 2014. During that time he was responsible for several functional areas, including:

•	Global corporate strategy,

•	New business development,

•	Global product planning and program management,

•	Global connected customer/OnStar, and

•	GM Ventures LLC and global research & development.

Girsky also served as Chairman of the Adam Opel AG Supervisory Board and as interim President of GM Europe during this time frame, a critical period in which the company established its current ‘Drive Opel 2022’ strategy. Girsky also held responsibility for GM’s Global Purchasing and Supply Chain function from 2011 to 2013, and served as Senior Advisor to General Motors from January 2014 to July 2014.

“The GM that exists today is a much different and stronger company than it was when I first joined the Board seven years ago,” said Girsky. “There have been many milestones and accomplishments that I’ve been proud to be a part of along the way, including GM’s emergence from bankruptcy, improved UAW relationship, and the continued comeback of the European business. Also, the speed in which GM is actively positioning itself to capitalize on the innovations that are shaping the future of personal mobility – specifically in the areas of electrification, 4G connectivity and autonomous – is a testament to its strong leadership team.”

Girsky is currently President of S.J. Girsky & Co., a role he returned to in July 2014. The independent advisory firm is based in New York, where Girsky applies his more than 25 years of experience working with senior corporate and board executives, labor leaders, OEM leaders, suppliers and dealers, and national and local policy makers. Girsky also recently created a new company called VectoIQ, LLC, in which he is the managing partner.

In addition, Girsky is a director at Valens Semiconductor Ltd., a provider of semiconductor products for the distribution of uncompressed high-definition multimedia content. He also served as lead director of Dana Holdings Corp., from 2008 to 2009.

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General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world’s largest and fastest-growing automotive markets. GM’s brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Daewoo, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACTS:

David Barnas	Pat Morrissey
248-918-8946	313-667-2945
GM Finance Communications	GM News Relations
david.barnas@gm.com	patrick.e.morrissey@gm.com